Exhibit 99.1

China 3C Group Reports Third Quarter 2009 Financial Results

HANGZHOU, China, November 17, 2009 -- China 3C Group (“China 3C” or the “Company”) (OTC: CHCG), a retailer and wholesale distributor of consumer and business products in China, announced financial results for the third quarter of 2009.

Net sales for the third quarter of 2009 decreased 44.4% to $44.0 million compared to $79.1 million for the same period of the prior year.  Lower sales were a result of various factors, including a general slowdown in the retail markets, weaker demand for consumer and business electronics due to weakened global financial conditions, as well as increased competition from telecom service providers who opened their own direct operating stores to sell communication products.  The Company's retail business generated approximately 68% of its sales while the wholesale business generated approximately 32% of its sales in the third quarter.

 Among the Company's four major operating subsidiaries, the net combined retail and wholesale revenue contribution of each subsidiary was as follows:

     -- WangDa (cell phones) third quarter 2009 revenue decreased 63.8% to $9.8 million compared to $27.0 million the prior year period.  Third quarter gross profit margin for WangDa was 8.2%.
     -- SanHe (appliances) third quarter 2008 revenue decreased 30.8% to $11.9 million compared to $17.3 million in the prior year period.  Third quarter gross profit margin for SanHe was 12.2%.
    -- Joy & Harmony (consumer electronics) third quarter 2009 revenue decreased 41.7% to $10.3 million compared to $18.2 million in the prior year period.  Third quarter gross profit margin for Joy & Harmony was 1.6%.
     -- YongXin (communications/office electronic equipment) third quarter 2009 revenue decreased 46.4% to $8.9 million compared to $16.6 million in the prior year period.  Third quarter gross profit margin for YongXin was 7.5%.

Gross profit for the third quarter of 2009 was $4.0 million compared to $11.8 million in the same period of the prior year.  Third quarter 2009 gross margin was 9.1% as compared to 15.0% for the three months ended September 30, 2008. The lower gross profit margin was primarily due to the decreased unit sales prices of consumer and business electronics in the competitive market in China.

Selling, general and administrative expense for the third quarter of 2009 totaled $5.6 million, or approximately 12.8% of net sales, compared to $3.7 million, or approximately 4.7% of net sales, for the same period of the prior year. The increase in operating expenses was primarily due to additional expenses incurred by Jinhua compared to the same period in 2008, increased amortization of intangible assets purchased from Jinhua, as well as from increased cost in direct operating stores and franchise stores.

Loss from operations for the third quarter of 2009 was $1.6 million, or (3.7%) of net sales, compared to income from operations of $8.1 million for the third quarter of 2008, or 10.3% of net sales.

Net loss for the third quarter of 2009 was $1.75 million, or ($0.03) per diluted share, compared to $6.36 million, or $0.12 per diluted share, for the third quarter of 2008. Decreased sales revenue, lower gross margin and higher operating expenses were the critical factors which contributed to the decrease in net income.

The Company's cash position decreased 12.0% to $28.3 million compared to $32.2 million at the end of the 2008 fiscal year. The Company does not currently have any debt.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer, commented, "While we are generally dissatisfied with our third quarter performance, our results were in-line with our expectations and the guidance we provided last quarter.  There were multiple events that have the impacted sales and profit performance within our four electronic operating subsidiaries.

Due to the challenging economic environment, more small and medium sized businesses in China were less likely to purchase or upgrade to new office equipment and there has been a slower rollout of new, higher margin consumer electronic products which have impacted sales demand.  Additionally, telecom service providers have begun to directly operate their own stores to sell communications products and launch promotions which have negatively impacted our performance.

These preceding events had a negative impact in our business and could continue to be an issue for us in the coming quarters.  As a result, we are moving swiftly to exit out of unprofitable locations.  We closed 25 store-in-store locations in the third quarter and expect to close at least another 30 in the fourth quarter.  We finished the third quarter with 954 store-in-stores and estimate that we’ll end the year with approximately 920 store-in-stores.

We are focused on improving our operations and building a business that can allow us to optimize our performance and provide us with better control our destiny.  Our Jinhua logistics segment performed well during the third quarter generating $3.0 million in sales and contributing 30% gross profit margin.  We believe this business can demonstrate steady future growth and will contribute to the expansion of our distribution networks and lower our transportation costs.

We believe that our direct and franchise store operations will become our most important business in the future.  In the third quarter, we opened three direct stores and four franchise “YOSEN” stores.  The seven locations are based in Qiandao Hu, Jinhua, Haiyan, Tonglu, Jiande, Longyou and Jiangshan.  We currently sell over 300 products in these stores and our product categories include cell phones, laptops, and digital products such as cameras, PDA’s and camcorders.  These stores were opened in the second half of the third quarter and we are encouraged with our progress thus far.   We are pleased to build a concept that can establish a more recognizable brand name for our business, build customer loyalty, provide us with a flexible store format and give us full operational control so we can manage our business more effectively and position our new stores for strong future revenue and profit growth.

We expect our business performance for the 2009 fourth quarter to be on par with that of the third quarter.  Fourth quarter revenue is expected to total approximately $40 million, with a very small contribution from our direct and franchise store business, and gross margin of approximately 10%.  We will continue to modify our total number of store-in-store units so that they can reach an improved level of performance and profitability.  We have a stable balance sheet including no debt and over $28 million in cash.  This provides us with a strong foundation to further develop our direct and franchise store business which we believe can become more prominent in the in the coming years. While we expect the remainder of 2009 to be challenging, we remain focused on building a platform for long-term sustainable growth. We have a lot of work to do but believe we have the right plan and managerial team in place to execute on our mission.  We look forward to updating you on our developments in the months ahead,” concluded Mr. Wang.

About China 3C Group

China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The Company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The Company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

Forward-looking Statements

Certain statements set forth in this press release constitute "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 and 2008 (UNAUDITED)

	2009	2008
Net sales	$43,955,024	$79,056,756
Cost of sales	39,942,479	67,210,574
Gross profit	4,012,545	11,846,182
Selling, general and administrative expenses	5,620,799	3,730,967
Income from operations	(1,608,254)	8,115,215

Other (income) expense
Interest income	(28,884)	(38,014)
Other income	(438)	(378,976)
Other expense	27,790	-
Total other (income) expense	(1,532)	(416,990)

Income before income taxes	(1,606,722)	8,532,205
Provision for income taxes	143,414	2,168,638
Net income	(1,750,136)	6,363,567
Foreign currency translation adjustments	35,907	230,251
Comprehensive income	$(1,714,229)	$6,593,818

Net income available to common shareholders per share:
Basic	$(0.03)	$0.12
Diluted	$(0.03)	$0.12

Weighted average shares outstanding:
Basic and Diluted	53,931,327	52,673,938
Basic and Diluted	53,931,327	53,073,938

The accompanying notes are an integral part of these consolidated financial statements.

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008 (UNAUDITED)

	2009	2008
Net sales	$172,492,520	$225,725,603
Cost of sales	152,400,772	190,457,324
Gross profit	20,091,748	35,268,279
Selling, general and administrative expenses	15,856,294	10,043,055
Income from operations	4,235,454	25,225,224

Other (income) expense
Interest income	(82,955)	(103,581)
Gain on disposal	-	(2,161)
Other income	(163,225)	(690,905)
Other expense	143,642	-
Total other (income) expense	(102,538)	(796,647)

Income before income taxes	4,337,992	26,021,871
Provision for income taxes	1,734,472	6,333,265
Net income	2,603,520	19,688,606
Foreign currency translation adjustments	(92,744)	3,052,891
Comprehensive income	$2,510,776	$22,741,497

Net income available to common shareholders per share:
Basic	$0.05	$0.37
Diluted	$0.05	$0.37

Weighted average shares outstanding:
Basic and Diluted	53,374,016	52,673,938
Basic and Diluted	53,374,016	53,073,938

The accompanying notes are an integral part of these consolidated financial statements.

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$28,303,125	$32,157,831
Accounts receivable, net	22,530,164	23,724,587
Inventories	8,229,254	8,971,352
Advances to suppliers	2,340,003	2,491,518
Prepaid expenses and other current assets	229,043	87,773
Total current assets	61,631,589	67,433,061
Property, plant and equipment, net	302,760	64,100
Goodwill	20,820,287	20,348,278
Deposit for acquisition of subsidiary	-	7,318,501
Refundable deposits	17,351	32,076
Intangible asset	14,908,204	-
Total assets	$97,680,191	$95,196,016

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,492,727	$5,417,327
Income tax payable	878,396	2,140,624
Amount due to shareholders	59	-
Total liabilities	$7,371,182	$7,557,951

Stockholders' equity
Common stock, $0.001 par value, 100,000,000 million shares
authorized, 53,931,327 and 52,673,938 issued and outstanding
as of September 30, 2009 and December 31, 2008, respectively	53,931	52,674
Additional paid-in capital	19,626,687	19,465,776
Subscription receivable	(50,000)	(50,000)
Statutory reserve	11,109,379	11,109,379
Other comprehensive income	5,178,360	5,272,104
Retained earnings	54,390,652	51,788,132
Total stockholders' equity	90,309,009	87,638,065
Total liabilities and stockholders' equity	$97,680,191	$95,196,016

The accompanying notes are an integral part of these consolidated financial statements.

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008 (UNAUDITED)

	2009	2008

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$2,603,520	$13,325,040
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	583,848	20,069
Amortization of intangible assets	345,050	-
Gain on asset disposition	-	(2,161)
Provision for bad debts	-	17,445
Stock based compensation	162,168	226,293
(Increase) / decrease in assets:
Accounts receivable	1,174,392	(11,039,822)
Other receivable	(41,839)	-
Inventories	734,375	(6,265,805)
Prepaid expenses and other current assets	(99,417)	9,291
Refundable deposits	14,684	(4,078)
Advance to suppliers	149,398	94,151
(Increase) / decrease in current liabilities:
Accounts payable and accrued expenses	1,136,874	2,101,789
Income tax payable	(1,259,830)	(255,625)
Net cash provided by (used in) operating activities	5,503,223	(1,773,413)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(798,973)	(10,650)
Proceeds from asset sales	-	2,447
Payment for acquisition of subsidiary - net of cash acquired	(7,784,494)	-
Net cash used in investing activities	(8,583,467)	(8,203)

CASH FLOW FROM FINANCING ACTIVITIES
Due to shareholders	59	-
Net cash provided by financing activities	59	-

Effect of exchange rate changes on cash and cash equivalents	(774,521)	2,822,640

Net increase (decrease) in cash	(3,854,706)	1,041,024
Cash, beginning of period	32,157,831	24,952,614
Cash, end of period	$28,303,125	$25,993,638

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income taxes paid	$1,284,548	$4,420,252

Non cash transactions relating to acquisition
Purchased Goodwill	$472,009
Fair value of assets purchased less cash acquired	$16,779,317
Purchased intangible assets	$15,182,197
Net cash acquired in acquisition	$2,404,519

The accompanying notes are an integral part of these consolidated financial statements.